UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	April 16, 2004

UNIVERSAL TECHNICAL INSTITUTE, INC.

(Exact name of registrant as specified in its chapter)

Delaware	1-31923	86-0226984

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20410 North 19th Avenue, Suite 200, Phoenix, Arizona		85027

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(623) 445-9500

None

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.
SIGNATURES

Item 9. Regulation FD Disclosure.

     On April 16, 2004, the Registrant issued a press release announcing its intention to enter into a long-term lease agreement for additional facilities at its Orlando, Florida campus and reconfirming annual guidance. The text of the press release is as follows:

UTI Continues to Expand Its Facilities and Reconfirms Annual Guidance

PHOENIX, April 16, 2004—Universal Technical Institute, Inc. “UTI” or “Company” (NYSE: UTI), one of the nation’s leading providers of technical education training, today announced that it intends to enter into a long-term lease agreement to expand the program offerings at its Orlando, Florida campus to include automotive training. The Orlando campus currently offers motorcycle and marine training curriculum. This automotive program will be offered in a newly constructed, 60,000 square foot facility near the Company’s existing campus location. The space will allow for initial expansion to accommodate approximately 500 students and will ramp up over the next few years increasing total capacity of the Orlando campus to approximately 2,400 students. The Company anticipates that the new Orlando automotive program will open in the fall of 2004. Pre-opening costs to launch the new program are estimated to be approximately $3 million, including $1 million related to capital expenditures and the remaining $2 million on a pre-tax basis, related to sales and marketing costs as well as educational services and facilities costs associated with the planned opening. Broadening its program offerings through the automotive expansion will enable UTI to further penetrate an existing market. The Orlando automotive program expansion will help to address the growing technician needs of the Company’s industry customers within that specific region. According to state occupational projections, Florida has the third largest number of annual automotive technician openings in the United States.

As previously announced in March 2004 the Company is also relocating and expanding its Rancho Cucamonga, California campus. The new location will accommodate an additional 800 students and is expected to meet the growing regional need for automotive technicians in industry. Including the expansion, the new location will be able to accommodate approximately 2,100 students. In addition, manufacturer-sponsored advanced training programs available at the new campus will include Mercedes-Benz and Volkswagen. As described in the Company’s quarterly report filed with the Securities and Exchange Commission for the period ended December 31, 2003, additional costs associated with exiting the current campus lease early will result in accelerated depreciation of approximately $0.3 million per quarter in each quarter of the 2004 fiscal year. The cost is not expected to continue beyond the 2004 fiscal year ending September 30, 2004. As a result of an opportunity to terminate the current campus lease earlier than anticipated, the Company expects to incur additional exit costs of approximately $0.5 to $0.8 million during the current fiscal year.

The Company is reconfirming the revenue guidance for the fiscal year ending September 30, 2004 of 26% net revenue growth, relative to the prior year. As described previously the Company expects a modest impact to the Company’s guidance on net income margins for the year as a result of the costs associated with the expansion opportunity that are described above. Taking these factors into account, the Company has adjusted its net income margin guidance to 80 basis points of improvement for the September 30, 2004 fiscal year end, relative to the prior year.

“We are continuing to strategically expand our operations through new school openings as well as increasing the size of existing locations. The Orlando automotive expansion and the California relocation meet these key business objectives,” said Kim McWaters, CEO.

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About Universal Technical Institute

Universal Technical Institute, Inc. is one of the nation’s leading providers of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. The Company offers undergraduate degree, diploma and certificate programs at seven campuses across the United States, and manufacturer-sponsored advanced programs at 22 dedicated training centers. Through its campus-based school system, Universal Technical Institute, Inc. offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI). For more information, visit www.uticorp.com.

Statements in this press release concerning the future business, operating results and financial condition of the Company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company’s actual results include construction delays for the new campus or campus expansions, possible failure or inability to obtain regulatory consents and certifications for the new campus or campus expansions, potential increased competition, changes in demand for the programs offered by the Company, increased investment in management and capital resources, changes to federal and state educational funding and the effectiveness of the Company’s advertising and promotional efforts. Further information on these and other potential factors that could affect the Company’s financial results or condition may be found in the Company’s filings with the Securities and Exchange Commission, all of which are incorporated herein by reference. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:

Tina Miller-Steinke Director - Corporate Communications Universal Technical Institute, Inc. (623) 445-9586 (Office) (623) 523-3589 (Cell)	Jill Fukuhara Investor/Analyst Information Financial Relations Board (310) 407-6539	Laurie Berman General Information Financial Relations Board (310) 407-6546

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL TECHNICAL INSTITUTE, INC.

Date: April 23, 2004	/s/ Chad A. Freed

Name: Chad A. Freed
Title: Vice President and Corporate Counsel

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